EXHIBIT 99.1

CPAC    CPAC    CPAC    CPAC    CPAC    CPAC    CPAC     CPAC    CPAC

News Release

     FOR IMMEDIATE RELEASE

Contact:

Kate T. Kreger

Director, Corporate Communications

(716) 382-2330

University of Rochester Business Professor,

Jerold L. Zimmerman,

Joins CPAC Board of Directors

Company Expands Board to Seven Members

Leicester, NY. . .April 5, 2000. . .CPAC, Inc. (Nasdaq: CPAK) today announced the appointment of Jerold L. Zimmerman, Ph.D., to its Board of Directors, increasing the size of the Board to seven members.

Dr. Zimmerman is the Ronald L. Bittner Professor of Business Administration at the William E. Simon Graduate School of Business Administration at the University of Rochester, where he has taught finance, accounting, and economics since 1974. He has published numerous books and papers during his career, and was a founding editor of the Journal of Accounting and Economics. Dr. Zimmerman's most current research is in the areas of Economic Value Added compensation programs and in organizational architecture. He has been recognized by national and local organizations for his achievements in education and research.

Dr. Zimmerman has a Ph.D. in Business Administration from the University of California (Berkeley) and a B.S. in Finance from the University of Colorado. He has served as a visiting professor at Hong Kong University and the Chinese University of Hong Kong. Dr. Zimmerman has also consulted for various companies (including Kodak, DuPont and

More . . . more . . . more

Zimmerman Joins CPAC Board add 1 . . . 1 . . . 1

CPAC) and serves as an expert witness in court cases. He is a member of the American Accounting Association where he has held various committee positions, and served as a Distinguished Faculty Member in the American Accounting Association Doctoral Consortium. He resides in Pittsford, NY.

According to Thomas N. Hendrickson, CPAC President and CEO, "We are very pleased that Jerry has joined our Board of Directors. He understands the financial and market challenges facing companies like ours. As a new outside Board member, Jerry will be a valuable contributor particularly in the areas of corporate finance, incentive compensation, and acquisitions."

Dr. Zimmerman commented, "I have followed CPAC over the past few years and am looking forward to involvement at the Board level. The company has demonstrated its ability to be successful in new markets, and I welcome the challenge and opportunity of offering guidance to CPAC as it executes its growth strategy."

CPAC, Inc. is a leading international manufacturer and marketer of industrial and household cleaning products and related accessories, personal care products, and prepackaged chemical formulations, supplies, and equipment systems to the imaging industry. The company operates in two business segments: Cleaning and Personal Care (Fuller Brands) and Imaging. The Fuller Brands segment includes The Fuller Brush Company (commercial and consumer), Stanley Home Products, and Cleaning Technologies Group. CPAC's Imaging segment serves the global Imaging market and includes Trebla Chemical Company, Allied Diagnostic Imaging Resources, Inc., CPAC Equipment Division, and four international chemical manufacturing operations. CPAC, Inc. shares trade on the Nasdaq National Market System under the ticker symbol, "CPAK". More information is at the Company's web site (www.cpac-fuller.com).

Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect CPAC's business and prospects, including economic, competitive, governmental, technological and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

###